UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 30, 2018 (March 26, 2018)

Cumberland Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Tennessee	001-33637	62-1765329
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2525 West End Avenue, Suite 950, Nashville, Tennessee		37203
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (615) 255-0068

Not Applicable
____________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 26, 2018, Cumberland announced the publication of an open access article in Infection and Drug Resistance, with results demonstrating an 85% eradication rate of Helicobacter pylori (H. pylori) infection using clarithromycin-based triple therapy. Cumberland markets a branded clarithromycin-based triple therapy in the U.S. under the name Omeclamox®-Pak.

H. pylori has long been known as a common pathogen associated with gastric ulcers and related dyspeptic symptoms in many infected patients. If H. pylori is left untreated, it can damage the stomach and small intestine wall causing peptic ulcer disease, specifically duodenal ulcers. Symptoms of H. pylori-induced duodenal ulcers generally surface in adults and may include burning pain in the abdomen, nausea, vomiting, bloating, and weight loss.

This study, led by Devjit S. Nayar at Gastroenterology Associates of Central Jersey, evaluated the potential incidence of resistance in the New York Metropolitan region. The clinical success rate of clarithromycin-based triple therapy was evaluated by retrospectively reviewing patient data over six years. The cases of 151 patients, ranging in age from 21-76 years and receiving prescriptions for clarithromycin-based triple therapy between December 2011 and May 2017 were analyzed. The results of H. pylori eradication testing following completion of clarithromycin-based triple therapy revealed that 85%, or 130 of the 151, patients treated according to the standard protocol were negative for H. pylori.

A copy of the press release is furnished as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cumberland Pharmaceuticals Inc.

March 30, 2018	By: Michael Bonner

Name: Michael Bonner
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated March 26, 2018